Press Release	Source: Silver Dragon Resources Inc.

Silver Dragon Retains Micromine to Commence NI 43-101 Technical Report for Its Laopandao Project in China
 Thursday January 31, 8:00 am ET

BEIJING, Jan. 31, 2008 (PRIME NEWSWIRE) -- Silver Dragon Resources Inc. (OTC BB:SDRG.OB - News) is pleased to announce the retention of Micromine Pty Ltd (“Micromine”) to prepare a Canadian National Instrument (“NI”) 43-101 and Australian Joint Ore Reserves Committee (“JORC”) compliant technical report (the “Report”) and review of the Company's Laopandao Beihou Silver Project (“Laopandao”). In addition, Micromine will provide the Company with an adherence work program to implement NI 43-101 compliant processes and procedures with respect to drilling, sampling, and analysis of the Laopandao and Dadi Silver Projects (“Dadi”). Laopandao and Dadi are two of the nine properties in northern China to which the Company has exclusive exploration and mining rights. This will be the second NI 43-101 and JORC compliant report prepared by Micromine for Silver Dragon, the first of which was completed in April 2007 with respect to the Company's Erbahuo Silver Project in Wengniute County, Inner Mongolia.

The Report will provide a detailed description and analysis of the property, including location, history, geological setting, deposit types, mineralization, exploration, drilling, sampling method and approach, sample preparation, analyses and security, data verification, adjacent properties, mineral processing and metallurgical testing, mineral resource and mineral reserve estimates, as well as other relevant data and information. To complete the Report, Micromine's activities will include the following: (i) database validation; (ii) quality control and analysis; (iii) classical statistics and exploratory data analysis; (iv) interpretation of geology and mineralization; (v) wireframing of geology and mineralization; (vi) assignment of data; (vii) geostatistical analysis; (viii) grade and specific gravity interpolation; (ix) model validation; (x) model categories; (xi) data audit trail preparation; (xii) preparation of a summary of the documents and data in accordance with NI 43-101 requirements; and (xiii) preparation and submission of the Report.

“Our engagement of Micromine represents another important step in the development of our world-class silver projects in China,” commented Marc M. Hazout, President and Chief Executive Officer of Silver Dragon Resources Inc. “We are excited to partner with Micromine on the preparation of another NI 43-101 compliant report for us, this time on Laopandao, one of our larger properties in China. This second report will be a major influence on our planning for further development of our properties in this prolific silver district. Once the Laopandao report has been completed, we will continue with our conversion of mineralization calculations from Chinese national standards to National Instrument 43-101 standards of disclosure.”

About Micromine

Micromine is an award winning provider of innovative and high quality engineering and project management services to the global mining and minerals processing industry. Micromine is involved in major projects throughout the globe including Latin America, Asia and Africa. With offices in Australia, across the Americas and in Asia. Micromine is one of the most geographically-diverse companies in its class. For more information, please visit the Company's website at: http://www.micromine.com

About Laopandao

The Laopandao exploration area covers 44.79 square kilometers and is located approximately 650 kilometers north by northeast of Beijing in Chifeng, Inner Mongolia. Mineralization zones have been identified in the northern, central and southern portions of the exploration area. The 2007 exploration program began in April and has focused on the central area known as anomalous zone No. 95. To date, nine holes and 3,297.9m have been drilled to depth, 1,277m of tunnels and 7,174m3 of trenching projects have been completed resulting in the identification of mineralized zones. According to assay results, from both the current and previous exploration programs, the exploration area comprises three mineralization zones: No.102 Anomalous Zone in the south, No.95 Anomalous Zone in the center and No.104 Anomalous Zone in the north. Exploration efforts so far have been focused on the central zone No.95 Anomalous Zone (See Press Release October 2, 2007). The most significant discovery was the existence of Ag-Sn-Cu mineralization on the peripheries of a previously identified tin mineralized zone. The mineralization is mainly a continental volcanic-sedimentary rock altered strata-bound mineral type. Silver Dragon intends to submit an application for a mining license for the Laopandao Beihou Silver Project this year.

About Silver Dragon Resources Inc.

Silver Dragon Resources Inc. is a mining and metal company focused on the exploration, acquisition, development and operation of silver mines in proven silver districts globally. Silver Dragon's objective is to acquire silver mining assets that contain promising exploration targets, have highly leveraged, out-of-the-money silver deposits, and/or are producing properties with significant untapped exploration potential. It is management's objective to grow Silver Dragon into a significant silver producer by developing the Cerro las Minitas and Erbahuo projects in Mexico and China respectively. For more information, please visit the Company's website at: http://www.silverdragonresources.com (now available in Chinese).

The Silver Dragon Resources Inc. logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=4242

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements contained herein which are not historical, such as statements regarding the exploration and development of the Laopandao Beihou Silver Project, outcome and timing for the completion of further assays and metal amounts in partial assay results, are forward-looking statements. Forward looking statements are statements that are not historical facts and are generally, but not always, identified by the words “expects,” “plans,” “anticipates,” “believes,” “intends,” “estimates,” “projects,” “aims,” “potential,” “goal,” “objective,” “prospective,” and similar expressions, or that events or conditions “will,” “would,” “may,” “can,” “could” or “should” occur. Information inferred from the interpretation of assay results and information concerning mineralization zones may also be deemed to be forward looking statements, as it constitutes a prediction of what might be found to be present when and if a project is actually developed. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements, including, but not limited to, certain delays beyond the company's control with respect to future assay results, delays in testing and evaluation of assays, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

Contact:

Silver Dragon Resources Inc.

Marc Hazout, President and CEO
(416) 223-8500
1-866-512- SDRG (7374)
Investor Relations

Alessandro Motta
(416) 223-8500
1-866-512- SDRG (7374)
info@silverdragonresources.com